Exhibit 99.1

SOURCE: India Globalization Capital, Inc.
February 7, 2012

India Globalization Capital (IGC) Increases Iron Ore Production Capacity

•	Purchases mine with over $225 million in estimated ore reserves.
•	Increases production capacity by 50%.
•	ROI projected to be between 35-45%.

BETHESDA, MD--(Marketwire – February 7, 2012) - India Globalization Capital, Inc. (NYSE Amex: IGC), a company competing in the burgeoning Indian and Chinese materials and infrastructure industries, announced today that it has expanded its production capacity by 50% and added 1.8 million tons of iron ore to its reserves.

Mukunda, IGC’s CEO, commented, “We are pleased to report that we have purchased mining land adjacent to our present facilities in Linxi, China.  Based on the current pricing of $127 per ton, this plot’s estimated reserves of 1.8 million tons of 66 percent grade iron ore are valued at over $225 million. This acquisition raises our combined estimated reserves - including those on our existing property in Linxi and our rock aggregate reserves in India- to over $590 million.”

The Company is also building an additional beneficiation plant on the recently acquired property.  The new, technologically advanced facility integrates the dry and wet separators into one continuous process, dramatically reducing wastage and increasing efficiency by 20% over the existing facility. The plant being constructed is projected to come on line by the end of March 2012.

Mukunda added: “We have added photographs of the new plant on our web site at www.hfironman.net.  The expansion of capacity during the slow winter months sets us up very well for a profitable fiscal year starting April 1, 2012. The new beneficiation plant is projected to increase our production capacity by 50%.  The total capital expenditure, for the new mining land and new plant, of about $5.0 million, was funded entirely from existing funds. We expect an unlevered ROI in the range of 35-45% per year, beginning almost immediately.”

Both plants extract high-grade iron ore from low-grade ore through dry and wet separation processes.  In addition to processing the raw material located on our property, our strategy will be to ship low-grade iron ore from India or nearby Mongolia to the two plants in Linxi for beneficiation and sale to customers in China. On January 25, 2012 Atlas Iron, Australia’s No. 4 iron miner, said that demand from China remains strong and at the right price and is expected to pick up after Chinese New Year.  We believe that our strategy of processing ore in China, close to our customers, will uniquely position us in the market.

About IGC:
Based in Bethesda, Maryland, India Globalization Capital (IGC) is a materials and construction company operating in India and China.  We operate beneficiation plants in China and rock aggregate sites in India. We supply materials to the burgeoning infrastructure industries in India and China. For more information about IGC, please visit IGC's website at www.indiaglobalcap.com. For more information on our Chinese operations, including a video on the iron ore beneficiation process, please visit the Web site at www.hfironman.net

Forward-looking Statements:
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws.  Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms.  These forward-looking statements are based on the existing beliefs, assumptions, expectations, estimates, projections and understandings of the management of IGC concerning PRC Ironman with respect to future events at the time these statements are made.  These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict.  Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our competitive environment, infrastructure demands, iron ore availability and governmental, political, economic, legal and social conditions in China.

Factors that could cause actual results to differ, relate to the (i) ability of IGC to successfully execute on contracts and business plans, (ii) ability to raise capital and the structure of such capital including the exercise of warrants, (iii) exchange rate changes between the U.S. dollar, the Chinese RMB and the Indian rupee, (iv) weather conditions in China and India, (v) uncertainties with respect to the People's Republic of China’s legal and regulatory environment, and (vi) ability of the Company to access ports on the coasts of India.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in IGC's amended Annual Report on Form 10-K for the year ended March 31, 2011 and Schedule 14A filed on December 9, 2011 with the Securities and Exchange Commission.

Contact Information
Investor Relations Contact:
Mr. John Selvaraj
301-983-0998